AMENDMENT AGREEMENT

AMENDMENT dated as of January 1, 2002 between CARMEN SABATER (“Executive”) and MASTEC, INC., a Florida corporation (the “Company”).

Executive and the Company have entered into that certain Employment Agreement dated as of January 1, 2001 (the “Employment Agreement”). The parties to the Employment Agreement desire to amend the Employment Agreement and to enter into certain new agreements, all as further described in this Amendment.

ACCORDINGLY, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, Executive and the Company agree as follows:

1.	All capitalized terms used in this Amendment will have the same meaning as the same capitalized terms in the Employment Agreement.

2.	The Company and Executive mutually agree to terminate the Employment Agreement as of January 1, 2002 (the “Termination Date”), except for Sections 10, 11, 13, 14, the last paragraph of 15 (only to the extent it refers to Section 14), 16, 17, 18 and 19 thereof, which will continue in full force and effect.

3.	Notwithstanding the termination of the Employment Agreement as described in Section 2 of this Amendment, Executive’s services to the Company will continue until December 31, 2002 (the “Separation Date”), subject to the terms and conditions of this Amendment. Until March 31, 2002, Executive will be available to the Company on an as needed basis, up to a maximum of 20 hours a week, for specific projects existing as of the Termination Date (the “Existing Projects”) at the Company’s headquarters in Miami, Florida or telephonically, as reasonably requested by the Company. Commencing April 1, 2002 and until September 30, 2002, Executive will be available to the Company on an as needed basis up to a maximum of 10 hours a week forthe Existing Projects at the Company’s headquarters in Miami, Florida or telephonically, as reasonably requested by the Company. The Company will provide reasonable notice to Executive that it requires Executive’s services, which services will be subject to Executive’s other previously arranged commitments or schedule. The Executive’s weekly obligation to the Company will not cumulate. The Company understands and agrees that Executive may seek employment and become employed elsewhere at any time during 2002. The Company agrees that Executive’s obligations under this Amendment will not unreasonably interfere with the time requirements of her new employment. Executive will only communicate with the following individuals at the Company with respect to Company business during the term of Executive’s obligations under this Amendment: Austin Shanfelter, President and CEO; Jose Ramon Mas, Executive Vice President — Business Development; Donald P. Weinstein, Executive Vice President — Chief Financial Officer; Jose Sariego, General Counsel; Arlene Vargas, Controller; and Hilary Candela, Director — Business Development.

4.	Before and after the Separation Date, Executive will reasonably cooperate and reasonably assist the Company, without further compensation other than customary witness fees, in connection with any legal, quasi-legal, administrative or other similar proceeding, including any external or internal investigation, involving the Company or any of its subsidiaries or affiliates, by furnishing such information and appropriate services (including, if required, testimony) and by making herself available to the Company as may be reasonably requested by the Company from time to time. Prior to the Separation Date any time spent on matters covered by this Section 4 will count against Executive a weekly obligation described in Section 3

5.	Employee and the Company agree to the following (the “Consideration”)

a.	The Company will pay Executive $230,000.00 In bi-weekly installments commencing January 4, 2002 through December 31, 2002. The amounts payable under this Section 5 a. will be paid to Executive or Executlve s estate even if Executive dies or becomes disabled and is not able to provide the services described in Section 3

b.	The Company will pay Execubve $270,000.00 by wire transfer on or before January 4, 2002

c.	The Company forgives as of the date of this Agreement the $125,000.00 that Executive owes the Company under that certain Promissory Note dated November 2000.

d.	All of Executive s outstanding unexercised stock options will vest as of January 1. 2002. Executive may exercise Executive’s outstanding unexercised stock options (whether or not previously vested) until June 30. 2003, after which date all of Executive’s unexercised stock options will terminate

e.	Amounts due to Executive under the Company’s 401(k) retirement plan, deferred compensation plan, and split-dollar life insurance program in which Executive currently participates will be paid to Executive promptly after the Termination Date in accordance with those plans and programs

Executive acknowledges that the portion of the Consideration described in Sections 5.a and 5 b are subject to tax withholding and other deductions required by law or for participation in a Company benefit plan

6.	Payment of the Consideration is subject to the following.

Executive waives any compensation or consideration the Executive may be or would be entitled to under the Employment Agreement, including without limitation any amounts described in Sections 4, 5 or 7 of the Employment Agreement.

o	Executive will not be entitled to and waives any bonus or other comeensation for 2001 or any other period.

o	Executive waives the right to any vacation, holiday, sick and personal days, or pay in lieu thereof, that have or will have accrued on or before the Separation Date.

o	Executive must comply with all of Executives obligations under this Amendment and under the Employment Agreement as amended by this Amendment

7.	Executive agrees that the Consideration conslitutes suffcient consideration for this Amendment Executive acknowledges and agrees that no compensation or consideration other than the Consideration as provided for by this Amendment has been or will be paid or furnished by the Company Executive acknowledges that except as set forth in this Amendment the Consideration includes compensation for any right Executive may have had or may have in the future to (a) vacation, holiday, sick or personal days or pay in lieu thereof, (b) bonus, profit sharing or other incentive compensation, or (c) stock options or restricted stock, all of which Executive specifically waives. Executive’s eligibility (i) to purchase stock under the Company, Inc.‘s Non-Qualified Executive Stock Purchase Plan, (ii) to participate in the Company incentive compensation or other compensation plans and (iii) to participate in any other benefit plan of the Company or its subsidiaries or affiliates is terminated as of January 1, 2002, except that Executive will be entitled to continue participating in the Company’s health, life insurance, disability insurance and accidental death and dismemberment insurance plans until the Separation Date to the extent the Company offers such plans to its employees generally. With respect to the Company’s 401(k)retirement savings plan, Executive will not continue participation in the plan after December 31, 2001.

8.	Executive agrees, as a condition precedent to receipt of the Consideration pursuant to this Amendment, that Executive will deliver or cause to be delivered to the Company not later than January 4, 2002, (a) all keys, ID cards, company automobile or other vehicle, corporate credit card, laptop computer or other hardware, computer software of any kind, electronic address book, portable telephone, radio, electronic beeper or other electronic devices, equipment and all other property belonging to the Company and (b) all originals and copies of any drawings, books, manuals, letters, notes, notebooks, reports, financial statements, business plans, projections, data base, or documents, materials or information in Executive’s possession or control containing or describing any Confidential Information (as defined in the Employment Agreement) or otherwise relating to the Company or any of its subsidiaries or affiliates. To the extent required for the performance of Executive’s duties under this Amendment, the Company will provide Executive with a computer and other equipment and facilities and staff as needed.

9.	Executive and her heirs, beneficiaries, executors and other representatives (collectively, the “Executive Releasors”), acquit, release and forever discharge the Company and its agents, servants, officers, directors, shareholders, employees, predecessors, subsidiaries, affiliates, successors, assigns and other representatives (collectively, the “Company Released Parties”) from all claims, demands, debts, damages, liabilities, obligations, actions or causes of action, whether known or unknown, foreseen and unforeseen, fixed, accrued or contingent, liquidated or unliquidated, matured or unmatured, direct or derivative or consequential, arising from contract, tort, statute, regulation or otherwise (collectively, “Claims”), including, without limitation (a) Claims for fraud, intentional misconduct, simple or gross negligence, criminal conduct, slander or libel, (b) Claims in connection with Executive’s employment (including wrongful termination, breach of express or implied contract, unpaid wages, unemployment compensation, accrued vacation, holidays or sick days, employee benefits, or under any federal, state, or local employment laws, regulations, or executive orders prohibiting discrimination of any kind, including discrimination on the basis of age, race, sex, sexual preference, marital status, national origin, religion, handicap, and disability discrimination, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, and Florida’s Civil Rights Act, and (c) any other Claim of any kind whatsoever, arising out of, resulting from or in any-way connected with any act, omission, fact, event, occurrence, matter, agreement, happening, representation, warranty, promise or transaction of any kind that the Executive Releasors ever had or may now have against the Company Released Parties, from the beginning of time to the date of this Amendment, other than (i) the Company’s obligations under the Employment Agreement to the extent not terminated by this Amendment, (ii) the Company’s obligations under this Amendment and (iii) the Company’s obligations under benefit plans in which Executive participated prior to the date of this Amendment

10.	The Company and its successors and assigns (collectively, the “Company Releasers”), acquit, release and forever discharge Executive and her heirs, beneficiaries, executors and other representatives (collectively, the “Executive Released Parties”) from all Claims of any kind whatsoever, ansing out of, resulting from or in any way connected with any act, omission, fact, event, occurrence, matter agreement. happening, representalion, warranty, promise or transaction of any kind that the Company Releasers ever had or may now have against the Executive Released Parties, from the beginning of time to the date of this Amendment, other than (i) Executive’s obligations under the Employment Agreement to the extent not terminated by this Amendment, (ii) Executive’s obligations under this Amendment, and (iii) Claims for fraud, intentional misconduct or criminal conduct by Executive.

11.	Executive permanently, unequivocally, and unconditionally waives any and all rights Executive may have, may have had in the past, or may have in the future to obtain or resume employment with the Company. Executive agrees that the Company is under no obligation, presently or at anytime in the future, to accept Executive as an employee

12.	The parties agree that all matters relating to this Amendment are strictly confidential and no party or its representatives will not disclose or disseminate any information concerning any term or terms hereof to any third person or persons, except as required by applicable law

13.	Executive agrees that she will not make any statements about or relating to the Company or its subsidiaries. affiliates officers, directors, shareholders, employees. agents or independent contractors which are disparaging, critical or likely to cause embarrassment, are contrary to the provisions of this Amendment The Company will not make any statements abortion relating to Executive that are disparaging, critical or likely to cause embarrassment, or contrary to the provisions of this Amendment

14.	Pursuant to the provisions of the OWBPA, which may apply to Executive’s waiverof rights under the ADEA, Executive has had a period of at least twenty-one(21)days within which to consider whether to execute this Amendment. Also pursuant to the OWBPA, Executive may revoke the Amendment within seven (7) days of its execution It is specifically understood that this Amendment will not become effective or enforceable until the seven-day revocation period has expired. Consideration for this Amendment will not be paid until the end of the seven-day revocation period or, if paid before the expiration of the seven day revocation period, must be refunded in full to revoke this Amendment. Executive acknowledges that, pursuant to the OWBPA, the Company advised Executive, in writing to consutt with an attorney prior to executing this Amendment. The Company will reimburse Executive up to $500.00 for actual out-of-pocket fees and expenses to have an attorney review this Amendment.

15.	This Amendment does not constitute an admission of a violation of any law, order, rule, regulation or enactment, or of any wrongdoing or misconduct of any kind by Executive or the Company.

16.	THE COMPANY AND EXECUTIVE KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AMENDMENT OR THE EMPLOYMENT AGREEMENT AS AMENDED BY THIS AMENDMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR THE EMPLOYMENT AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON OR PARTY AND RELATED TO THIS AMENDMENT OR THE EMPLOYMENT AGREEMENT; THIS IRREVOCABLE WAIVER OF THE RIGHT TO A JURY TRIAL BEING A MATERIAL INDUCEMENT FOR THE COMPANY AND EXECUTIVE TO ENTER INTO THIS AMENDMENT.

17.	Any notice, demand, consent, agreement, request, or other communication required or permitted under this Amendment must be in writing and must be, (i) mailed by first-class United States mail, registered or certified, return receipt requested, proper postage prepaid, or (ii) delivered personally by independent courier (such as FedEx, DHL or similar nationally-recognized courier), to the parties at the addresses as follows (or at such other addresses as shall be specified by the parties by like notice):

if to the Company, to:

MasTec, Inc. 3155 N.W. 77th Avenue Miami, FL 33122-1205 Attention: Legal Department

if to Executive, to:

Carmen Sabater 5762 SW 100 Street Miami, Florida 33156

Each party may on five (5) days’ prior notice in the manner set forth in this Section designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication which is mailed or hand delivered in the manner described above will be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt or the courier delivery receipt being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

18.	This Amendment: (a) may be executed in counterparts, and all counterparts will collectively constitute a single agreement, (b) may not be amended or modified or any provision waived except in writing, (c) constitutes the entire agreement of the not be assigned or the duties delegated without the consent of all parties except as expressly set forth in this Amendment.

19.	This Amendment, the rights and obligations of the parties, and any claims or disputes relating in any way thereto will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether in the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Each of the Executive and the Company, by executing this Agreement, (a) irrevocably submits to the exclusive jurisdiction of any federal or Florida state court sitting in Miami-Dade County, Florida in respect of any suit, action or proceeding arising out of or relating in any way to this Amendment, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts and to be found by any judgment rendered in such courts; (b) waives, to the fullest extent it may do so effectively under applicable law, any objection it may have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and (c) irrevocably consents, to the fullest extent it may do so effectively under applicable law, to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by first-class United States mail, registered or certified, return receipt requested, proper postage prepaid, to Executive or the Company at the address set forth in this Amendment, such service to become effective five (5) business days (or such other period of time provided by applicable law) after such mailing.

EXECUTED: as of January 1, 2002

EXECUTIVE:

CARMEN SABATER

THE COMPANY:

By: /s/ Austin Shanfelter —————————————— Austin Shanfelter, President and CEO